Exhibit 5.1

June 2, 2014

Board of Directors

Webster Financial Corporation

Webster Plaza

145 Bank Street

Waterbury, CT 06702

Re:	Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to Webster Financial Corporation, a Delaware corporation (the “Corporation”), in connection with the public offering of up to 1,000,000 shares (the “Shares”) of its common stock, par value $0.01 per share (“Common Stock”), which Shares may be sold by the Corporation from time to time pursuant to its Dividend Reinvestment and Stock Purchase Plan (the “DRIP”), as described in the prospectus supplement dated June 2, 2014 (the “Prospectus Supplement”) and the prospectus dated December 20, 2011 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”) that form part of the Corporation’s effective registration statement on Form S-3 (Reg. No. 333-178642) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, upon issuance of the Shares in exchange for the consideration therefor set forth in the DRIP, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the filing by the Corporation of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference in the Prospectus constituting part of the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

Hogan Lovells US LLP